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                                                                    EXHIBIT 99.2

ANYOX COMPLETES PRIVATE PLACEMENT AND NEGOTIATES INTERNET MERGER

FRIDAY, MARCH 3 2000 11:00 AM EST

RENO, Nev., Mar 3, 2000 /PRNewswire via COMTEX/ -- Anyox Resources Inc. (OTC Bulletin Board: ANYX) announces that on February 4, 2000 it commenced a private offering of its common stock. The common stock being offered will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering is a best efforts no minimum offering by the company of up to 6 million shares at $0.85 per share, for total maximum proceeds of $5,100,000. This announcement is not an offer to sell securities and is not a solicitation of an offer to buy securities. Sales will be made only to accredited investors who reside outside the United States. No money or other consideration is being solicited or will be accepted by way of this announcement. The common stock being offered has not been registered with or approved by any state securities agency or the U.S. Securities and Exchange Commission and is being offered and sold pursuant to an exemption from registration.

Anyox also announces that it is conducting negotiations to enter into a business combination with an internet company that has developed new web-based proprietary technologies, including an internet audience reach measurement technology and an internet rich media advertising technology which are expected to revolutionize online advertising. Leading internet portals stand to benefit from the potentially huge revenues streams that these technologies will produce. The parties have not reached a definitive agreement, and there is no guarantee that a definitive agreement will be reached in the future. Based on the course of negotiations thus far, however, Anyox anticipates that a definitive agreement will be reached. Any definitive agreement would involve the issuance of equity securities by Anyox and corresponding dilution to existing Anyox shareholders.

Anyox cautions investors that they should not expect Anyox to confirm or deny reports of pending negotiations in the future, as it is Anyox's policy not to comment on such matters.

About Anyox Anyox Resources Inc. is a Nevada corporation that was incorporated on July 13, 1998. The Company is engaged in the exploration stage, without assurance that reserves exist, in its mineral exploration project until further exploration work has been done and economic evaluation based on such work concludes economic feasibility. Mr. Carsten Mide is Anyox's President. The Company has no subsidiaries and no affiliated companies. The Company's executive offices are located at 2453 Philips Place, Burnaby, British Columbia, Canada, V5A 2W1, and its telephone number is 604-420-7474.

Cautionary Warning You should not place undue reliance on forward-looking statements in this press release. This press release contains forward-looking statements that involve risks and uncertainties. Words such as "anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions are used to identify these forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks we face as described in this announcement and in our filings with the SEC, which may be accessed at its website, www.sec.gov, in the EDGAR database.

SOURCE Anyox Resources Inc.